Exhibit 99.1
Titanium Asset Management Corp.
Reports 2010 First Quarter Results
Milwaukee, WI, May 14, 2010 — Titanium Asset Management Corp. (AIM — TAM) today reported results for the first quarter ended March 31, 2010.
Highlights are as follows:
•	Managed and fee paying assets increased by 4.0% from $9,126.3 million to $9,490.2 million during first quarter of 2010.
•	Revenues of $5,550,000 for the first quarter of 2010, a 7.5% increase over revenues of $5,163,000 for the same period last year.
•	Adjusted EBITDA deficit of $690,000 for the first quarter of 2010 compared to an Adjusted EBITDA deficit of $994,000 for the same period last year. Excluding severance costs, the Adjusted EBITDA deficit was $270,000 for the first quarter of 2010.
•	Net loss of $1,270,000, or $0.06 per diluted common share, for the first quarter of 2010 compared to a net loss of $1,541,000, or $0.08 per diluted common share, for the first quarter of 2009.
Commenting on these results, Robert Brooks, CEO of Titanium Asset Management Corporation said:
“In the first quarter we continued to see growth in managed and distributed assets. Our managed assets at the end of the first quarter of 2010 were $923 million higher than the first quarter of 2009. Additionally, distributed assets were $166 million higher than they were at the end of the first quarter of 2009. This represents a 12% increase in managed assets and a 20% increase in distributed assets. As a result, revenue in the first quarter grew by $387,000, or approximately 7.5% over the same period in 2009.”
“We are optimistic that the momentum we are experiencing will continue to drive additional growth in fee paying assets. Performance in our primary products has been consistently above benchmarks and bodes well for future sales. Client withdrawals have eased, particularly at our Charlotte subsidiary, Sovereign Holdings LLC. Our entry into real estate asset management has begun to gain traction in the marketplace. We have won several investment mandates and frequently are seeing new opportunities to manage assets.”
“We continue to focus on integrating and scaling the overall business to profitably meet the opportunities ahead. While numerous transitional expenses have impacted current profitability, they should recede throughout the year. We are fortunate to have many talented people within all aspects of our business, and our number one challenge remains to empower them to generate excellent performance for our clients, and grow revenue and profits for our shareholders.”

For further information please contact:

Titanium Asset Management Corp.
Robert Brooks, CEO	312-335-8300

Seymour Pierce Ltd
Jonathan Wright	+44 20 7107 8000

Penrose Financial
Gay Collins/Laura Jakob	+44 20 7786 4882 or +44 7798 626282
titanium@penrose.co.uk

Assets Under Management
Our managed and fee paying assets increased by 4.0% three months ended March 31, 2010, totaling $9,490.2 million at March 31, 2010:

	Managed	Distributed
	Assets	Assets
	(in millions)

Balance at December 31, 2009	$8,151.4	$974.9
Net inflows (outflows)	183.4	5.2
Market movement	163.6	12.0

Balance at March 31, 2010	$8,498.1	$992.1

Distributed assets are those managed by a hedge fund advisor on which we earn referral fees. Net contributions are a combination of new and lost accounts plus contributions and withdrawals from existing accounts. Market movement is a combination of the change in financial market plus the effect (positive or negative) of active management.
The increase in managed assets was driven by three factors: the stabilization of assets under management at our Sovereign Holdings subsidiary; new business mandates won; and positive returns in the fixed income and equity markets. While we experienced withdrawals due to the cash needs of our clients, they moderated in the first quarter of 2010 compared to previous periods. Additionally, with the final Term Asset-Backed Securities Loan Facility (TALF) auctions taking place in the first quarter, we were able to add assets at Boyd Watterson.
For the three months ended March 31, 2009, 75% of our managed and fee paying assets with defined performance benchmarks outperformed their respective benchmarks.
Our assets under management by major investment strategy were as follows:

	March 31, 2010		March 31, 2009
	(in millions)	% of total	(in millions)	% of total

Fixed income	$7,485.4	88.1%	$6,795.0	89.7%
Equity	916.5	10.8%	777.2	10.3%
Real estate	96.2	1.1%	—	0.0%

Balance at end of period	$8,498.1	100.0%	$7,572.2	100.0%

Our assets under management by broad client type were as follows:

	March 31, 2010		March 31, 2009
	(in millions)	% of total	(in millions)	% of total

Institutional	$6,910.4	81.3%	$5,858.0	77.4%
Retail	1,587.7	19.7%	1,714.2	22.6%

Balance at end of period	$8,498.1	100.0%	$7,572.2	100.0%

Operating Results

	Three Months Ended
	March 31,
	2010	2009

Average assets under management (in millions)	8,324.8	7,572.7
Average fee rate (basis points)	24	24

Revenue	$5,550,000	$5,163,000
Adjusted EBITDA(1)	(690,000)	(994,000)
Operating loss	(1,585,000)	(2,064,000)
Net loss	(1,270,000)	(1,541,000)

Earnings per share:
Basic	$(0.06)	$(0.08)
Diluted	$(0.06)	$(0.08)

(1)	See the accompanying table on page 9 for a definition of Adjusted EBITDA, a non-GAAP financial measure. The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.
Our first quarter revenues increased $387,000, or 7.5%, relative to the first quarter of 2009 due to the increase in average assets under management. The increase in average assets under management reflects asset gains from our participation in the TALF program and from our new real estate investment advisory business, as well as strong market returns.
Our Adjusted EBITDA deficit of $690,000 for the first quarter of 2010 includes $420,000 of severance costs. Excluding severance costs, our Adjusted EBITDA deficit improved by $724,000 over the prior year amount. The improvement reflects the 7.5% increase in revenues and a 6.2% decrease in administrative expenses, excluding severance costs. Our administrative expenses declined $398,000, as a result of the ongoing integration activities and reduced operating staff as well as lower professional fees. Since March 31, 2009, we have reduced our headcount from 97 to 84.

Forward-looking Statements
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the control of Titanium.
Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Company undertakes no obligation to update any such statements. Results may differ significantly due to market fluctuations that alter our assets under management; termination of investment advisory agreements; impairment of goodwill and other intangible assets; our inability to compete; market pressure on investment advisory fees; ineffective management of risk; changes in interest rates, equity prices, liquidity of global markets and international and regional political conditions; or actions taken by Clal Finance Ltd., as our significant stockholder. Additional factors that could influence Titanium’s financial results are included in its Securities and Exchange Commission filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010, is expected to be filed with the Securities and Exchange Commission on or before May 16, 2010. The report will be available on the SEC’s website at www.sec.gov and on the Company’s website at www.ti-am.com.

Titanium Asset Management Corp.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$947,000	$4,773,000
Investments	12,009,000	12,549,000
Accounts receivable	3,789,000	5,030,000
Other current assets	1,121,000	1,162,000

Total current assets	17,866,000	23,514,000

Investments in affiliates	6,318,000	2,179,000
Property and equipment, net	402,000	427,000
Goodwill	28,147,000	28,147,000
Intangible assets, net	24,091,000	24,920,000

Total assets	$76,824,000	$79,187,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$198,000	$237,000
Acquisition payments due	1,744,000	1,746,000
Other current liabilities	2,541,000	3,504,000

Total current liabilities	4,483,000	5,487,000

Acquisition payments due	960,000	960,000

Total liabilities	5,443,000	6,447,000

Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; 54,000,000 shares authorized; 20,564,816 shares issued and outstanding at March 31, 2010 and December 31, 2009	2,000	2,000
Restricted common stock, $0.0001 par value; 720,000 shares authorized; 612,716 issued and outstanding at March 31, 2010 and December 31, 2009	—	—
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	100,373,000	100,332,000
Accumulated deficit	(29,036,000)	(27,766,000)
Other comprehensive income	42,000	172,000

Total stockholders’ equity	71,381,000	72,740,000

Total liabilities and stockholders’ equity	$76,824,000	$79,187,000

Titanium Asset Management Corp.
Condensed Consolidated Statement of Operations
(unaudited)

	Three Months Ended
	March 31,
	2010	2009

Operating revenues	$5,550,000	$5,163,000

Operating expenses:
Administrative	6,306,000	6,284,000
Amortization of intangible assets	829,000	943,000

Total operating expenses	7,135,000	7,227,000

Operating loss	(1,585,000)	(2,064,000)

Other income
Interest income	88,000	120,000
Gain (loss) on investments	104,000	(381,000)
Income from equity investees	139,000	—
Interest expense	(16,000)	(14,000)

Loss before taxes	(1,270,000)	(2,339,000)

Income tax benefit	—	(798,000)

Net loss	$(1,270,000)	$(1,541,000)

Earnings (loss) per share
Basic	$(0.06)	$(0.08)
Diluted	$(0.06)	$(0.08)

Weighted average number of common shares outstanding:
Basic	20,701,493	20,546,491
Diluted	20,701,493	20,546,491

Titanium Asset Management Corp.
Condensed Consolidated Statement of Cash Flows
(unaudited)

	Three Months Ended
	March 31,
	2010	2009

Cash flows from operating activities
Net loss	$(1,270,000)	$(1,541,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	854,000	972,000
Share compensation expense	41,000	98,000
Loss (gain) on investments	(104,000)	381,000
Income from equity investees	(139,000)	—
Accretion of acquisition payments	16,000	10,000
Deferred income taxes	—	(798,000)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	1,241,000	403,000
Decrease (increase) in other current assets	41,000	(24,000)
Increase (decrease) in accounts payable	(39,000)	(221,000)
Increase (decrease) in other current liabilities	(981,000)	(63,000)

Net cash used in operating activities	(340,000)	(783,000)

Cash flows from investing activities
Purchases of property and equipment	—	(93,000)
Purchases of investments	(6,675,000)	(1,514,000)
Sales and redemptions of investments	7,189,000	—
Investments in equity investees	4,000,000	—
Cash paid for acquisition of subsidiaries, net of cash acquired	—	(6,000)

Net cash used in investing activities	(3,486,000)	(1,613,000)

Cash flows from financing activities
Payment of deferred acquisition obligations	—	(8,145,000)

Net cash used in financing activities	—	(8,145,000)

Net decrease in cash and cash equivalents	(3,826,000)	(10,541,000)

Cash and cash equivalents:
Beginning	4,773,000	18,753,000

Ending	$947,000	$8,212,000

Titanium Asset Management Corp.
Reconciliation of Adjusted EBITDA
(unaudited)

	Three Months Ended
	March 31,
	2010	2009

Operating loss	$(1,585,000)	$(2,064,000)

Amortization of intangible assets	829,000	943,000
Depreciation expense	25,000	29,000
Share compensation expense	41,000	98,000

Adjusted EBITDA(1)	$(690,000)	$(994,000)

Notes:

(1)	Adjusted EBITDA is defined as operating loss before non-cash charges for amortization and impairment of intangible assets and goodwill, depreciation, and share compensation expense. We believe Adjusted EBITDA is useful as an indicator of our ongoing performance and our ability to service debt, make new investments, and meet working capital obligations. Adjusted EBITDA, as we calculate it may not be consistent with computations made by other companies. We believe that many investors use this information when analyzing the operating performance, liquidity, and financial position of companies in the investment management industry.